EXHIBIT 99.1

[REDENVELOPE LETTERHEAD]

RedEnvelope, Inc. Signs Asset Purchase Agreement with Creative Catalogs and Files Voluntary Petition for Chapter 11 to Facilitate Transaction

SAN FRANCISCO, CA (April 18, 2008) — RedEnvelope, Inc. (NASDAQ: REDE) today announced that it has filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of California, San Francisco Division (the “Bankruptcy Court”). The Bankruptcy Court assumed jurisdiction over the assets of the Company as of the date of the filing of the bankruptcy petition. The Company remains in possession of its assets, and continues to manage and operate its business and properties, as debtor-in-possession, subject to the provisions of the Bankruptcy Code and the supervision and orders of the Bankruptcy Court.

In connection with the bankruptcy filing, the Company entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Creative Catalogs Corporation (“Creative Catalogs”) which is described in detail below. The Company has also entered into a $4.5 million debtor-in-possession (“DIP”) credit facility and loan agreement (the “DIP Agreement”) with Granite Creek Partners Agent, LLC, as agent (the “Agent”), Creative Catalogs and Granite Creek FlexCap I, L.P. as the lenders (collectively with Creative Catalogs the “Lenders”). The DIP Agreement’s effectiveness is subject to Bankruptcy Court approval. The DIP facility matures on the earlier of (i) ninety (90) days from the date of the DIP Agreement, (ii) confirmation of a plan of reorganization or liquidation, (iii) conversion of the Bankruptcy Case to a Chapter 7 case; or (iv) the effective date of a sale of substantially all of the Company’s assets pursuant to §§ 105, 363(b), 363(m), 363(n) and 365 of the Bankruptcy Code. The Company will use the cash flow from operations and the DIP facility to provide working capital and financial resources necessary to allow business operations to continue as normal during the bankruptcy sale process, including meeting obligations to employees, vendors, customers and others.

“We intend to use this filing to take the actions necessary to position RedEnvelope for future success. We want to assure our customers, our employees, our vendors and our partners that RedEnvelope is operating business as usual during this transition,” said Phil Neri, RedEnvelope’s Chief Financial Officer, “We believe the sale will strengthen the Company and foster a sustained turnaround for RedEnvelope. We expect to proceed quickly with the sale and the related bidding process and that the business will have a significantly improved balance sheet, greater operating flexibility and a path to profitability.”

Under the Asset Purchase Agreement, Creative Catalogs, upon the closing of the transactions contemplated thereby, will purchase substantially all of the Company’s assets and assume certain of the Company’s obligations associated with the purchased assets through a supervised sale under Section 363 of the Bankruptcy Code. The purchase price for such assets under the Asset Purchase Agreement is Five Million Seven Hundred Thousand Dollars ($5,700,000) (the “Purchase Price”) less the outstanding amount of the DIP facility at the closing; however, the Purchase Price is subject to adjustment based on a post-closing accounting of the closing date inventory. Other than the Asset Purchase Agreement and DIP Agreement, there is no material relationship between the Company and Creative Catalogs. Consummation of the transactions contemplated by the Asset Purchase Agreement is subject to higher or better offers, approval of the Bankruptcy Court and customary closing conditions. As part of the Asset Purchase Agreement, the Company intends to file motions for orders granting authority to sell its assets to Creative Catalogs pursuant to Section 363 of the Bankruptcy Code, establishing bidding procedures, designating Creative Catalogs as the stalking horse bidder and setting a hearing date on the sale of the assets. Subject to Bankruptcy Court approval of the Asset Purchase Agreement bidding procedures, bids will not be considered qualified for the auction unless:

a.	such bid is for an amount equal to or greater than the aggregate of the sum of the (I) $5.7 million, and (II) a breakup fee of 5% of the cash consideration and an expense reimbursement of up to 2% of the cash consideration. In addition, the initial overbid must be at least $500,000 more than the stalking horse bid (plus the sum of the items noted above);

b.	any overbid bids thereafter must be higher than the then existing bid in increments of not less than $100,000 in cash; and

c.	a higher bid will not be considered as qualified for the auction if (I) such bid contains financing or due diligence contingencies of any kind; (II) such bid is not received by Creative Catalogs and the Company in writing on or prior to the third day prior to the auction; (III) such bid does not contain evidence that the person submitting it has received debt and/or equity funding commitments or available cash sufficient in the aggregate to finance the purchase contemplated thereby, including proof of deposit into escrow of no less than $100,000 in cash.

Other bidding procedures applicable to the sale will be established pursuant to the order of the Bankruptcy Court.

The date the Company consummates a transaction other than the sale to Creative Catalogs, subject to the approval of the Bankruptcy Court, the Company shall immediately pay in cash to Creative Catalogs a breakup fee equal to five percent (5%) of the Purchase Price (the “Breakup Fee”) and reimburse Creative Catalogs for all reasonable out-of-pocket costs and expenses (including reasonable attorneys fees and expenses) incurred by Creative Catalogs in connection with the bankruptcy case and the negotiation, execution and delivery of the Asset Purchase Agreement up to an aggregate amount of 2% of the Purchase Price (the “Expense Reimbursement”). Upon the Bankruptcy Court approval of the bidding procedures and the DIP Agreement and the entry of the related court orders, the Company plans to engage in a robust bidding process with any and all interested parties. The Asset Purchase Agreement requires the sale to close by May 30, 2008. Those interested in submitting bids should contact the Company in writing at 149 New Montgomery Street, San Francisco, CA 94105.

The Company’s management team believes that this expedited process is necessary to promptly institute its improved business plan and that the filing and sale are in the best long-term interest of the Company, as well as its customers, partners, vendors and employees.

There can be no assurance that the Company can remain in possession of its assets and control of its business as a debtor-in-possession and that a trustee will not be appointed to operate the business of the Company. The Company’s current business relationships and arrangements, and the Company’s ability to negotiate future business arrangements may be adversely affected by the filing of the bankruptcy petition. The Company expects that shares of its common stock will have no value as a result of the Chapter 11 filing. The Bankruptcy Court supervised sale approval process is expected to be completed in late May 2008. RedEnvelope has retained Murray & Murray as bankruptcy counsel. For information regarding the Company, the auction or the bankruptcy filing, please call our Chief Restructuring Officer, A. Stone Douglass, at (415) 512-6122.

About RedEnvelope, Inc.

RedEnvelope, Inc. is a retailer dedicated to inspiring people to celebrate their relationships through giving. RedEnvelope offers an extensive collection of imaginative gifts through its webstore, www.RedEnvelope.com.

“RedEnvelope” is a registered trademark of RedEnvelope, Inc.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this press release include statements which may be preceded by the words “plan,” “will,” “expect,” “believe,” or similar words. Such statements are based upon current expectations and involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: the Company’s ability to obtain bankruptcy court approval of the DIP Agreement; operate pursuant to the terms of the DIP Agreement; fund its working capital needs through the expiration of the DIP Agreement; obtain bankruptcy court approval of the Agreement and consummate the Agreement in a timely manner; complete the Chapter 11 process in a timely manner; continue to operate in the ordinary course and manage its relationships with its creditors, noteholders, vendors, employees and customers given the Company’s financial condition; limit the amount of time the Company’s management and officers devote to restructuring, in order to allow them to run the business and retain a number of its key managers and employees, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 1, 2007 and Quarterly Report on Form 10-Q for the period ended December 30, 2007, including, without limitation, those discussed under the caption, “Risk Factors,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. The lack of any update or revision is not intended to imply continued affirmation of forward-looking statements contained herein.